Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for July 31, 2013. Net assets of the
Fund were unaffected by the reclassifications.

Increase                                            Reduction
to Accumulated                              to Accumulated Net
Increase to                            Net Investment                                Realized Gain
Paid-in Capital                       Income                                            on Investments3
-----------------------------------------------------------------------------------------------------------
$873,939                                    $17,721                                           $891,660

3. $873,939, including $485,119 of long-term capital gain, was distributed in connection with Fund share redemptions.